Exhibit 99.1

GT Biopharma Announces Adjournment of Special Shareholders Meeting

-  Meeting adjourned to October 10, 2022 at 11 a.m. PST

-  GTB encourages all stockholders of record on August 8, 2022 who have not yet voted

-  to do so by 11:59 p.m. PST Time on October 9, 2022

BRISBANE, CALIFORNIA, October 4, 2022 /PRNewswire/ — GT Biopharma, Inc. (the “Company” or “GTB”) (NASDAQ: GTBP), a clinical stage immuno-oncology company focused on developing innovative therapeutics based on the Company’s proprietary natural killer (NK) cell engager, TriKE® platform, today announced that its 2022 Special Shareholders Meeting has been adjourned to October 10, 2022 at 11 a.m. PST due to lack of quorum for its previously scheduled meeting. The adjournment provides the Company with additional time to solicit the necessary proxies from its shareholders to achieve a quorum at the Special Shareholders Meeting.

The proposal for the Special Shareholders Meeting remains the ratification by shareholders of the inclusion of discretionary votes by brokers and other nominees holding shares for beneficial owners in the approval of the proposal submitted at the Company’s 2022 Annual Meeting to reduce the Company’s authorized shares of common stock from 750 million to 250 million.

The transaction of business at the Special Shareholders Meeting requires a quorum of more than one-half of the outstanding shares of the Company entitled to vote, represented in person or by proxy. The record date for the adjourned Special Shareholders Meeting remains the close of business on August 8, 2022. Shareholders who have already voted do not need to recast their votes unless they wish to change their votes. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked. Shareholders who have not already voted or wish to change their vote are encouraged to do so promptly using the instructions provided in their voting instruction form or proxy card.

The Company urges all shareholders to vote their shares immediately to ensure their votes count in time for the Special Shareholders Meeting on October 10, 2022. If you have any questions or require any assistance in voting your shares, please contact GT Biopharma.

About GT Biopharma, Inc.

GT Biopharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of immuno-oncology therapeutic products based on our proprietary TriKE® NK cell engager platform. Our TriKE® platform is designed to harness and enhance the cancer killing abilities of a patient’s immune system’s natural killer cells. GT Biopharma has an exclusive worldwide license agreement with the University of Minnesota to further develop and commercialize therapies using TriKE® technology. For more information, please visit gtbiopharma.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in our most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and we undertake no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to our filings with the Securities and Exchange Commission.

TriKE® is a registered trademark owned by GT Biopharma, Inc.

Investor Relations Contacts:

LifeSci Advisors

Corey Davis, Ph.D.

cdavis@lifesciadvisors.com
212-915-2577